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                                  PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                             ANNOUNCES CASH DIVIDEND

      Lawrenceburg, Ind., July 24, 2008 - United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.09 per share, payable on or about August 29, 2008 to stockholders of record as of the close of business on August 11, 2008.

      United Community MHC (the "MHC"), the Company's mutual holding company parent, will waive receipt of the dividend.

      United Community Bancorp is the parent company of United Community Bank. United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and five branch offices in Dearborn County, Indiana.



Contact: United Community Bancorp
         William F. Ritzmann, President and Chief Executive Officer
         (812) 537-4822